File 333-77315
                                                                  Rule 424(b)(2)

PROSPECTUS SUPPLEMENT                                                 [RCN Logo]
(To Prospectus dated June 15, 1999)




                                 254,849 Shares

                                 RCN CORPORATION

                                  Common Stock

                                    --------


      This prospectus supplement relates to 254,849 shares of our common stock, par value $1.00 per share, issued to the security holders of Brainstorm Networks, Inc. in connection with our acquisition of the outstanding shares of stock of Brainstorm Networks, Inc. We acquired all of the outstanding shares and options of Brainstorm Networks, Inc. on July 27, 1999 for a purchase price of $15,860,768.80.

      This prospectus supplement and the related prospectus may be used by persons who receive shares of our common stock in connection with the acquisition of Brainstorm Networks, Inc. and who wish to resell the shares. We have not authorized any person to use this prospectus supplement or the related prospectus in connection with resales of shares without our prior written consent.

      Our common stock is quoted on The Nasdaq National Market under the symbol "RCNC." The last reported sale price of the common stock on The Nasdaq National Market on July 26, 1999 was $43.00 per share.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is July 27, 1999.